Exhibit 99.(6)(r)

FORM OF INTERIM SUB-ADVISORY AGREEMENT

TOUCHSTONE CAPITAL GROWTH FUND

TOUCHSTONE STRATEGIC TRUST

This INTERIM SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of February 20, 2015, between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the “Advisor”), and RUSSELL IMPLEMENTATION SERVICES INC., a Washington corporation (the “Interim Sub-Advisor”).

WHEREAS, the Advisor is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by Touchstone Strategic Trust (the “Trust”), a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated May 19, 1993, as amended, and registered as an open-end investment company under the Investment Company Act of 1940 (the “1940 Act”), to provide investment advisory services with respect to certain assets of the Touchstone Capital Growth Fund (the “Fund”); and

WHEREAS, the Interim Sub-Advisor also is an investment adviser registered under the Advisers Act and a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and

WHEREAS, the Advisor desires to retain the Interim Sub-Advisor to furnish it with portfolio management services in connection with the Advisor’s investment advisory activities on behalf of the Fund, and the Interim Sub-Advisor is willing to furnish such services to the Advisor and the Fund;

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                      Appointment of the Interim Sub-Advisor.  In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached hereto as Exhibit A (the “Advisory Agreement”), the Advisor hereby appoints the Interim Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Advisor (the “Fund Assets”), in conformity with the Investment Guidelines attached as Schedule A to this Agreement and subject to the Fund’s currently effective prospectus and statement of additional information, as amended (the “Disclosure Documents”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms hereinafter set forth.  The Interim Sub-Advisor hereby accepts such employment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided.  The Interim Sub-Advisor shall at all times maintain its registration as an investment adviser under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal.  The Interim Sub-Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

2.                                      Duties of the Interim Sub-Advisor.  The Interim Sub-Advisor will provide the following services and undertake the following duties:

a.                               The Advisor shall provide Interim Sub-Advisor with a statement of the investment objectives and policies of the Fund Assets and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the investment restrictions, objectives, strategies and policies set forth in the Fund’s Disclosure Documents. The Investment Guidelines, as may be amended, are hereby incorporated into this Agreement. The Interim Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the Investment Guidelines, as set forth in Schedule A, and in conformity with the Fund’s Disclosure Documents and any directions which the Advisor or the Trust’s Board may give with respect to the Fund. In furtherance of the foregoing, the Interim Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same. The Interim Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the portfolio securities will be exercised. The Interim Sub-Advisor will render regular reports to the Trust’s Board and to the Advisor (or such other advisor or advisors as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Interim Sub-Advisor). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Interim Sub-Advisor as the Trust or the Advisor shall request; provided, however, that in the absence of extraordinary circumstances, the individual primarily responsible for management of Fund Assets for the Interim Sub-Advisor will not be required to attend in-person more than one meeting per year with the Trust’s Board. The Interim Sub-Advisor may utilize the services of a third-party to research and vote proxies on its behalf and on behalf of the Fund. The Interim Sub-Advisor shall not have custody of any of the assets of the Fund, is not authorized to provide the Fund with legal or tax advice, and is not authorized to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Interim Sub-Advisor shall promptly forward any notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent. The Interim Sub-Advisor shall assist the custodian or other duly designated Fund agent in evaluating such securities litigation claims, as reasonably requested in writing, but the Interim Sub-Advisor will not be responsible for filing such claims. The Advisor acknowledges that the Fund’s custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding securities litigation claims involving securities presently or formerly held by the Fund.

b.                                      The Interim Sub-Advisor has full discretion and authority, to the extent required or permitted by applicable law, and further subject to the additional terms, policies, objectives, and restrictions set forth in this Agreement and the applicable

Schedules, to do any or all of the following: (i) to establish brokerage accounts in the Fund’s name with the Interim Sub-Advisor or other unaffiliated brokers or counterparties to effect securities transactions in connection with the services hereunder, and to exercise full discretionary authority over such accounts; and (ii) to purchase or sell, securities held in the Fund’s investment accounts.

In connection with these transactions, the Interim Sub-Advisor may (i) negotiate, amend, execute and deliver any agreements or documents the Interim Sub-Advisor considers necessary or desirable for the purpose of entering into these securities transactions; and (ii) deliver to counterparties, on the behalf of the Fund representations, warranties, and covenants, along with such financial information regarding the Fund as such counterparties may reasonably request.

c.                                       All transactions will be conducted in the manner described in the Interim Sub-Advisor’s Trading Practices, attached as Schedule B. In addition, the Interim Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect the Fund Assets with similar orders being made simultaneously for other accounts managed by the Interim Sub-Advisor or its affiliates, if, in the Interim Sub-Advisor’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions, and other expenses. In the event that a purchase or sale the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Interim Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Whenever the Fund and one or more other investment advisory clients of the Interim Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Interim Sub-Advisor to be equitable to each. Moreover, it is possible that due to differing investment objectives or for other reasons, the Interim Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

d.                                      The Interim Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Interim Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Interim Sub-Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board of Trustees has approved these types of transactions.

e.                                       The Interim Sub-Advisor shall promptly notify the Advisor if the Interim Sub-Advisor reasonably believes that the value of any security held by the Fund may not reflect fair value. The Interim Sub-Advisor agrees to provide any pricing information of which the Interim Sub-Advisor is aware to the Advisor and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board. The parties hereto recognize that the Interim Sub-Advisor is not an official pricing source.

f.                                        Regulatory Compliance.

(i)                                     The Interim Sub-Advisor agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. In selecting the Fund’s portfolio securities and performing the Interim Sub-Advisor’s obligations hereunder, the Interim Sub-Advisor shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Interim Sub-Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Advisor shall limit the Interim Sub-Advisor’s full responsibility for any of the foregoing.

(ii)                                  The Interim Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Advisor and the Fund. The Interim Sub-Advisor shall ensure that its Access Persons (as defined in the Interim Sub-Advisor’s Code of Ethics) comply in all material respects with the Interim Sub-Advisor’s Code of Ethics, as in effect. Upon request, the Interim Sub-Advisor shall provide the Fund with (i) a copy of the Interim Sub-Advisor’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Interim Sub-Advisor’s Code of Ethics. No less frequently than annually, the Interim Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Interim Sub-Advisor’s Code of Ethics to the Fund and the Advisor. The Interim Sub-Advisor shall respond to requests for information from the Advisor as to violations of the Code by Access Persons and the sanctions imposed by the Interim Sub-Advisor. The Interim Sub-Advisor shall immediately notify the Advisor of any material violation of the Code, whether or not such violation relates to a security held by any Fund.

(iii)                               The Interim Sub-Advisor shall notify the Trust’s Chief Compliance Officer and Advisor immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Advisor’s policies, guidelines, or procedures. In addition, the Interim Sub-Advisor shall provide a quarterly report regarding its compliance with the Fund’s investment objectives and policies and applicable law, including, but not limited to the 1940 Act, the Code, and the Fund’s and the Advisor’s policies, guidelines, or procedures as applicable to the Interim Sub-Advisor’s obligations under this Agreement. The Interim Sub-Advisor acknowledges and agrees that the Advisor may, in its discretion, provide such quarterly compliance certifications to the Board.  The Interim Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board and/or the Advisor may reasonably request in connection with any such breach. The Interim Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.  The Interim Sub-Advisor will promptly notify the Trust in the event (i) the Interim Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Interim Sub-Advisor with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) the controlling stockholder of the Interim Sub-Advisor changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(iv)                              The Interim Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Interim Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian, or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”).  The Fund Books and Records shall be available to the Advisor and the Board at any time upon request shall be delivered to the Trust, at the Advisor’s expense, upon the termination of this Agreement and shall be available for telecopying without delay during any day the Fund is open for business.  The Interim Sub-Advisor may retain a copy of the Fund Books and Records for its own recordkeeping purposes.

g.                                       The Interim Sub-Advisor shall provide support to the Advisor with respect to the marketing of the Fund, including but not limited to:  (i) permission to use the Interim Sub-Advisor’s name as provided in Section 5; (ii) permission to use the past performance and investment history of the Interim Sub-Advisor with respect to a composite of other funds managed by the Interim Sub-Advisor that are comparable, in investment objective and composition, to the Fund; (iii) access to the individual(s) responsible for day-to-day management of the Fund for marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor; and (iv) permission to use biographical and historical data of the Interim Sub-Advisor and individual manager(s).

h.                                      The Interim Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies with respect thereto set forth in the Fund’s Disclosure Documents.  When placing orders with brokers and dealers, the Interim Sub-Advisor’s primary objective shall be to obtain the most favorable price and execution available for the Fund, and in placing such orders the Interim Sub-Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range), the financial strength and stability of the broker, the efficiency with which the transaction will be effected, the ability to effect the transaction at all where a large block is involved and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future.  Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Interim Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund.  The Interim Sub-Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act,  to pay a broker or dealer who provides research services to the Interim Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction, in recognition of such additional research services rendered by the broker or dealer, but only if the Interim Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Interim Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services.  The Interim Sub-Advisor will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

i.                                          The Interim Sub-Advisor shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement.  Furthermore, the Interim Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

j.                                         In the event of any reorganization or other change in the Interim Sub-Advisor, its investment principals, supervisors, or members of its investment (or comparable) committee, the Interim Sub-Advisor shall give the Advisor and the Board written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

k.                                      The Interim Sub-Advisor will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Advisor or the Fund.

3.                                      Compensation of the Interim Sub-Advisor.

a.                                      As compensation for the services to be rendered and duties undertaken hereunder by the Interim Sub-Advisor, the Advisor will pay to the Interim Sub-Advisor a monthly fee equal on an annual basis to         % of the average daily net assets of the Fund without regard to any total expense limitation of the Fund or the Advisor.  Such fee shall be computed and accrued daily.  If the Interim Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12a, the compensation to the Interim Sub-Advisor shall be prorated.  For purposes of calculating the Interim Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.

b.                                      The Interim Sub-Advisor reserves the right to waive all or a part of its fees hereunder.

4.                                      Activities of the Interim Sub-Advisor.  The Interim Sub-Advisor will report to the Trust’s Board (at regular quarterly meetings and at such other times as such Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2a) (i) information regarding any potential conflicts of interest arising by reason of its continuing provision of advisory services to the Fund and to its other accounts, and (ii) such other information as the Board shall reasonably request regarding the Fund, the Fund’s performance, the services provided by the Interim Sub-Advisor to the Fund as compared to its other accounts, and the plans and capability of the Interim Sub-Advisor with respect to providing future services to the Fund and its other accounts. The Interim Sub-Advisor agrees to submit to the Trust a statement defining its policies with respect to the allocation of business among the Fund and its other clients.

The Interim Sub-Advisor has supplied to the Advisor and the Trust copies of its Form ADV with all exhibits and attachments thereto (including the Interim Sub-Advisor’s statement of financial condition) and will hereafter supply to the Advisor, promptly upon the preparation thereof, copies of all amendments or restatements of such document.

5.                                      Representations of the Advisor and the Trust.  The Advisor represents that: (a) the Advisor has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (b) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery and performance will not violate any applicable law, regulation, organizational document, policy or agreement binding on the Trust or its property; (c)  the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Interim Sub-Advisor to enter into such transactions on the Trust’s and Fund’s behalf; (d) the Advisor’s decision to appoint the Interim Sub-Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (e) the Advisor will deliver to the Interim Sub-Advisor a true and complete copy of the Fund’s current Disclosure Documents as effective from time to time, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Interim Sub-Advisor to carry out its obligations under this Agreement; (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (g) Information provided by the Advisor to the Interim Sub-Advisor pursuant to this Agreement, including but not limited to Investment Guidelines, policies, restrictions, and identifying information provided to establish accounts with the Interim Sub-Advisor is accurate and complete in every material respect, and (i) the Advisor acknowledges that various members of Russell Investments provide other services, including consulting advice and recommendations with respect to investment strategies and service providers, and that as a matter of policy, such consulting services do not include evaluations, advice or recommendations to use Russell Investments products or services.  If the Trust has or will receive such services, the Advisor represents that (i) it did not rely upon, and was not influenced by, this investment advice as the primary basis for selecting the Interim Investment Advisor to provide the services hereunder; and (ii) it will not rely on such investment advice in considering whether or not to continue the services provided hereunder.  The Advisor will promptly notify the Interim Sub-Advisor if any representation ceases to be accurate or complete in any material respect, and will provide the Interim Sub-Advisor with such other documents or certificates as the Interim Sub-Advisor may reasonably request in connection with the services.  For purposes of this Agreement, “Russell Investments” shall mean Frank Russell Company and its subsidiaries.

6.                                      Use of Names.  Neither the Advisor nor the Trust shall use the name of the Interim Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in advance by the Interim Sub-Advisor; provided, however, that the Interim Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.  The Interim Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Interim Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Interim Sub-Advisor hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

7.                                      Liability of the Interim Sub-Advisor.  The Interim Sub-Advisor shall indemnify and hold harmless the Trust and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Interim Sub-Advisor Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of: (a) the Interim Sub-Advisor being in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board, or (b) the Interim Sub-Advisor’s willful misfeasance, bad faith, or gross negligence generally in the performance of its duties hereunder; or its reckless disregard of its obligations and duties under this Agreement.

8.                              Liability of the Advisor.  The Advisor shall indemnify and hold harmless the Interim Sub-Advisor and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Advisor Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Advisor being in material violation of any applicable federal or state law, rule, or regulation, or (b) the Advisor’s willful misfeasance, bad faith, or gross negligence generally in the performance of its duties hereunder; or its reckless disregard of its obligations and duties under this Agreement.

9.                                      Limitation of Trust’s Liability. The Interim Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Interim Sub-Advisor agrees that (i) the Trust’s obligations to the Interim Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Interim Sub-Advisor shall not seek satisfaction of any such obligation from the holders of shares of the Fund, other than the Advisor, nor from any Trustee, officer, employee, or agent of the Trust.

10.                               Force Majeure. The Interim Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Interim Sub-Advisor shall take all reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

11.                               Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

12.                               Renewal, Termination and Amendment.

a.                                      This Agreement shall be effective as of February 17, 2015 until the effective date of a sub-advisory agreement approved by an affirmative vote of the Board in reliance on the Trust’s SEC exemptive order from certain requirements of Section 15(a) and Rule 18f-2 of the 1940 Act.

b.                                      This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Interim Sub-Advisor; (ii) by the Interim Sub-Advisor upon not less than sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust, without the payment of any penalty, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

c.                                       This Agreement may be amended at any time by the parties hereto, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change, except that the Interim Sub-Advisor may amend Schedule B (Russell Trading Practices) by written notice to the Advisor, and the Advisor may amend Schedule C (Authorized Persons) by written notice to the Interim Sub-Advisor.

d.                                      The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

13.                               Severability.  If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.                                    Notice.  Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Trust and that of the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Interim Sub-Advisor shall be 1301 Second Avenue, 18th Floor, Seattle, Washington 98101.

15.                               Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.                               Entire Agreement.  This Agreement, including the attached Schedules, constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

17.                               Authorized Persons.  A list of persons duly authorized to act on the Trust’s behalf concerning this Agreement is attached as Schedule C.

18.                               Customer Notification.  By executing this Agreement, the Advisor acknowledges receipt of Part 2 of the Interim Sub-Advisor’s Form ADV prior to signing, as required by the Advisers Act.  Otherwise, the Advisor’s rights under federal law allow termination of this contract without penalty within five (5) business days after entering into this contract.  U.S. law also requires the Interim Sub-Advisor to obtain, verify, and record information that identifies each person or entity that opens an account.  The Interim Sub-Advisor will ask for the Trust’s legal name, principal place of business address, and Taxpayer ID or other identification number, and may ask for other identifying information.

19.                               Counterparts.  This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.

BY:

Name:

Title:

BY:

Name:

Title:

RUSSELL IMPLEMENTATION SERVICES INC.

BY:

Name:

Title:

Schedule A

INVESTMENT GUIDELINES

INTERIM MANAGEMENT SERVICES PROGRAM

This Schedule describes the Interim Management Services program (the “Program”) to be provided under the Agreement.  The Program includes a combination of administrative coordination, cash and transaction management, and “overlay” investment advisory services using securities and other instruments designed to keep the Fund’s assets aligned with investment policy or an otherwise specified target for a specified period.

INVESTMENT OBJECTIVE

Russell will manage the Fund to achieve returns similar to the Fund’s benchmark index based on ex ante tracking error while controlling transaction-related expenses through reduced trading. The goal will be to manage the Fund’s risk relative to the Fund’s benchmark index, as measured by the annualized ex ante tracking error, to the Russell 1000 Growth Index(“The Target”); targeting 2.0% tracking error and rebalancing the Fund if tracking error exceeds 2.25%. The Target is determined through various risk optimization models to target the 2.0% tracking error and is also designed to mitigate and reduce other risk, but not all associated risk factors. Russell does not conduct specific research, fundamental analysis, or have an opinion as to the quality of any specific security or investment instrument. Should the Fund’s tracking error exceed 2.25% as measured, at a minimum, on a weekly basis, Russell will re-optimize the Fund back to the 2.0% annualized target under the limitation that any securities purchased are within the Russell 1000 Growth Index’s universe. The minimum number of names to be held will be 50 with a maximum of 200 names.

TIMEFRAME

The expected timeframe of the interim assignment is approximately four months. The Interim Sub-Advisor reserves the right to resign from the interim assignment by providing 30 days advanced written notice.

FEES

There will be a monthly investment management fee of 1 basis points (0.01%) based on the actual number of days (actual/actual) which begins on February 17, 2015. This fee will be assessed monthly.

It is understood that the above pricing is based on our agreement that the Interim Sub-Advisor will conduct the transition at the conclusion of the interim portfolio management assignment.

INTERIM MANAGEMENT SERVICES

The Interim Sub-Advisor will monitor the tracking error     ☒ weekly      ☐ monthly.

The Interim Sub-Advisor will rebalance, if necessary,       ☒ weekly      ☐ monthly when the measured portfolio tracking error exceeds 25 basis points (0.25%) from the target portfolio level tracking error outlined above.

The Interim Sub-Advisor’s interim portfolio management process utilizes various risk models and optimization techniques with the primary goal of reducing portfolio level tracking error as measured versus the specified published benchmark index. This process further attempts to mitigate and reduce other but not all associated risk factors.  While providing interim portfolio management services, the Interim Sub-Advisor does not conduct specific research, fundamental analysis, or have an opinion as to the investment quality of any specific security or investment instrument.   While the optimization process seeks to reduce portfolio level tracking error, it does not eliminate the risk associated with security specific events.

During the interim portfolio management timeframe, the Interim Sub-Advisor will be responsible for corporate actions including proxy materials.  Unless otherwise instructed, the Interim Sub-Advisor’s default for proxy voting is to vote in line with Russell Investments Guidelines.

CONSTRAINTS

☒                                 Limit purchases to securities contained within the benchmark universe (Interim Sub-Advisor default)

☒                                 Limit purchases to not exceed the benchmark weight (Interim Sub-Advisor default)

Cash and cash equivalents should be limited to 5 % of the total portfolio value.

Will the interim assignment include the use of financial futures?        ☐ Yes      ☒ No

Are any residual cash balances to be equitized?       ☐ Yes      ☒  No

For multi-currency portfolios are any currency exposures to be hedged?       ☐ Yes      ☒  No

If yes, please detail below:

REPORTING REQUIREMENTS

☐                                   Monthly portfolio appraisal detailing the holdings

☐                                   Monthly performance report

☐                                   Monthly risk analysis

☐                                   Monthly reconciliation of account(s) with custodian

ELIGIBLE SECURITIES AND INVESTMENTS

The Program can invest in short-term Government securities, short-term cash vehicles, and individual equity, fixed income, or other securities.

RESTRICTIONS

The Program may not:

•                  Use futures for any purpose.

•                  Engage in commodity transactions.

Schedule B

TRADING PRACTICES

Russell Implementation Services Inc. (“Russell”) is a registered investment adviser under the Investment Advisers act of 1940, as amended, and a registered broker dealer under the Securities Exchange Act of 1934, as amended.  The following describes the terms, conditions and trading practices that apply when Russell has been engaged by a client (the “Client”) to effect transactions in securities, futures, currency, swaps and related instruments.

BEST EXECUTION.  Russell seeks “best execution” in performing all of its trading services.  Best execution is a term of art that does not have a single industry accepted definition.  Russell defines best execution as:

The process that is most likely, in Russell’s good faith judgment, to preserve the value of investment decisions within the Client’s stated investment objectives and constraints.

Best execution requires evaluation and management of probabilistic factors that cannot be predicted or controlled effectively on a trade-by-trade basis.  As such, Russell’s process is designed to minimize total expected costs and risks across the distribution of events in an investment cycle.

ORDER AGGREGATION AND ALLOCATION.  Russell may in some cases aggregate sales and purchase orders of securities and other investments for Clients with concurrent trades managed by Russell or its affiliates.  Russell is not obligated to aggregate orders, and will only do so if Russell reasonably believes such aggregation will result in an overall benefit to its Clients, taking into consideration the objective of best execution as defined above.  Aggregated orders are allocated among Russell Clients such that Clients are treated on a fair and equitable basis, and that the interests of some Clients are not placed over those of others.

SECURITIES TRANSACTIONS.  Russell effects transactions in securities including stocks and bonds as follows:

Agency Basis.  Russell acts as agent for its Clients for all transactions.  Russell may consider trades with independent broker-dealers or counterparties who are themselves acting as principal or agent, but Russell will always act in an agency capacity.  Russell may arrange agency cross-transactions where permitted and where such transactions are consistent with the overall implementation strategy.  An arranged agency cross-trade is a trade where Russell presents both sides of the trade, as agent, to an external crossing network, exchange or market place where the price is determined independently.

Broker-Dealers.  Russell has arrangements with a wide network of non-affiliated correspondent broker-dealers and counterparties (collectively, “Broker-Dealers”) and may use any one or more of such Broker-Dealers to perform execution, clearing or other services in relation to trades executed under its Client agreements.  Russell selects and evaluates Broker-Dealers for trading services based on processes designed to achieve best execution as defined above.  These due diligence processes include evaluation of several factors, including quality of execution (measured in terms of net price versus stated benchmarks), market access, technology, and ability to accommodate special transaction needs and Client service.

FUTURES TRANSACTIONS.  Russell manages futures transactions for Clients in several contexts, including Overlay Services, Transition Services and various interim portfolio management and other assignments.  The terms and strategies applied will vary depending on the type of service and the contract, investment guidelines and special restrictions established with the Client, but the following general practices apply:

Designated Brokers.  As an agent, Russell effects all futures transactions in accounts established with a clearing broker selected by agreement of Russell and the Client (the “Designated Broker”).  To establish these account(s), Russell will provide the Client with materials developed by the Designated Broker, including certain disclosure materials related to the risks of futures.  Accounts may be established either directly by the Client, or by Russell on behalf of the Client if the Client executes a Power of Attorney (in the form prescribed by the Designated Broker) authorizing Russell to execute customer agreements and establish such accounts.  Russell may also use execution-only brokers for futures transactions.  Russell manages and maintains the required give-up agreements between clearing and execution-only firms necessary to effect such transactions.

The Designated Broker is responsible for the timely payment of amounts owed to Clients and for the payment of any penalties and interest due to any default by the Designated Broker.  The Client is responsible for ensuring the timely payment of any amounts owed by the Client to the Designated Broker upon instruction from Russell and for payment of any penalties and interest due to any such default on the part of the Client.

Collateral.  The Designated Broker may require initial, variation, maintenance and other required margin in the form of monies, securities or otherwise (“Collateral”) in connection with the Client account.  As provided in the Client agreement, Russell will from time to time execute Collateral transactions and provide (or direct the Client to provide) the Designated Broker with the necessary Collateral.  The collateral will be held in an account at the Designated Broker in the name of the Client.  All interest and earnings on the Collateral belong to the Client and will be delivered to the Client on a periodic basis.

CURRENCY AND SWAP TRANSACTIONS.  Russell effects transactions in currency and swaps as follows:

Counterparty Banks and Prime Brokers.  Russell has arrangements with a wide network of non-affiliated counterparty banks and prime brokers (collectively “Counterparties”) and may use any one or more of such Counterparties to perform execution, clearing or other services in relation to trades executed under Client agreements.  Russell selects and evaluates Counterparties for trading services based on processes designed to achieve best execution.  These due diligence processes include evaluation of several factors, including creditworthiness, quality of execution (measured in terms of proximity to the contemporaneous market price), Client service, market access, technology and ability to accommodate special transaction needs.

Alternative Execution Outlets.  Russell may employ a variety of alternative execution outlets in pursuit of best execution and individual counterparty trade execution systems.

Currency and Swap Collateral.  The Counterparties may require margin in the form of monies, securities or otherwise (“OTC Collateral”) in connection with the Client account.  As provided in the Client agreement, Russell will from time to time execute OTC Collateral transactions and provide (or direct the Client to provide) the Counterparties with the necessary OTC Collateral.  All interest and earnings on the OTC Collateral belong to the Client and will be delivered to the Client on a periodic basis.

FEES AND OTHER CHARGES.  Russell fees related to securities, futures, currency, swap or other transactions, will be on terms separately agreed with the Client for the assignment and may be collected by brokers, counterparties or charged directly.  For securities transactions, brokerage fees include charges for execution, clearing or other services, if any, imposed by the Broker-Dealers, exchanges, ECN’s or other execution venues.  For futures transactions, brokerage fees include charges imposed by the Designated Broker and, if applicable, the execution-only broker, for execution, clearing and other services.  For currency transactions, trading costs and fees are generally reflected in the currency exchange rate.  For swap transactions, fees and charges are generally included in the price of the swap.  For all transactions, fees for taxes, exchange fees, settlement, prime brokerage, transfer, custodial fees and other similar items are borne by the Client.

Schedule C

AUTHORIZED PERSONS

The Advisor hereby certifies that the persons named below have authority to provide instructions in respect to this Agreement.

Interim Sub-Advisor may rely on this authorization until it receives written notice to the contrary.

Name: Jill McGruder
Title: President and CEO of IFS Financial Services, Inc.
Signature:

Name: Steve Graziano
Title: President of Touchstone Advisors, Inc.
Signature:

Name: Tim Paulin
Title: Vice President of Touchstone Advisors, Inc.
Signature:

Certified this 17 day of February, 2015.